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                                                                 Exhibit 5.1

                                         December 23, 1996



SystemSoft Corporation
2 Vision Drive
Natick, Massachusetts  01760

     Re:  SystemSoft Corporation
          Registration Statement on Form S-8
          ----------------------------------

Ladies and Gentlemen:

     We are acting as counsel for SystemSoft Corporation, a Delaware corporation (the "Company"), in connection with the registration on a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, for the offer and sale of up to 197,246 shares of Common Stock, par value $.01 per share, of the Company (the "Shares") to be issued upon exercise of options (the "Options") assumed by the Company under Radish Communications Systems, Inc. 1992 Stock Option Plan and other Employee Benefits Plan (as described in the Registration Statement).

     We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion.

     We are members only of the Bar of the Commonwealth of Massachusetts and are not experts in, and express no opinion regarding, the laws of any jurisdiction other than the Commonwealth of Massachusetts and the United States of America, and the General Corporation Law of the State of Delaware.

     Based upon and subject to the foregoing, we are of the opinion that the Shares are duly authorized and, when issued and delivered pursuant to the terms of the Options against receipt by the Company of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                     Very truly yours,

                                     /s/ Testa, Hurwitz & Thibeault, LLP

                                     TESTA, HURWITZ & THIBEAULT, LLP